United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934

January 15, 2010
(Date of Report)

ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York	14513
(Address of principal executive offices)	(Zip Code)

(315) 332-7100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.         Entry into a Material Definitive Agreement.

The information provided under Item 2.04 of this Current Report on Form 8-K regarding the Forbearance Agreement, as such term is defined below, is incorporated by reference into this Item 1.01.

Item 2.04.         Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Background

Effective January 27, 2009, Ultralife Corporation (the “Company”) entered into an Amended and Restated Credit Agreement (the “Restated Credit Agreement”) with JPMorgan Chase Bank, N.A. and Manufacturers Traders Trust Company (together, the “Lenders”) with JPMorgan Chase Bank, N.A. acting as the administrative agent (the “Agent”). The Restated Credit Agreement reflects the previous ten amendments to the original credit agreement between the Company and the Lenders dated June 30, 2004 and modifies certain of those provisions. The Restated Credit Agreement has a revolver loan commitment of $35,000,000 with a maturity date of June 30, 2010. Generally, borrowings under the Restated Credit Agreement bear interest based primarily on the Prime Rate plus 50 to 200 basis points or LIBOR plus 300 to 500 basis points.  The credit facility is collateralized by essentially all of the Company’s assets, including those of its subsidiaries.  The term loan component of the credit facility was fully repaid by the Company in July 2009.

Effective June 28, 2009, the Company entered into Waiver and Amendment Number One to Amended and Restated Credit Agreement (the “Waiver and Amendment”) with the Lenders and the Agent. The Waiver and Amendment provided that the Lenders and the Agent would waive their right to exercise their respective rights and remedies under the credit facility arising from the Company’s failure to comply with the financial covenants in the Restated Credit Agreement with respect to the fiscal quarter ended June 28, 2009. In addition to a number of revisions to non-financial covenants, the Waiver and Amendment revised the applicable revolver rate under the Restated Credit Agreement to an interest rate structure based on the Prime Rate plus 200 basis points or LIBOR plus 500 basis points.

Under the Restated Credit Agreement, as amended by the Waiver and Amendment, the Company is required to maintain a debt to earnings ratio at or below 2.75 to 1 and a fixed charge ratio at or above 1.25 to 1.  On October 30, 2009, the Company advised the Agent that it failed to comply with these financial covenants as of September 30, 2009.  By letter dated October 30, 2009, the Agent provided the Company with notice that it was in covenant default pursuant to Section 7(e) of the Restated Credit Agreement, but the Lenders did not exercise their rights to accelerate the loan or terminate the loan commitment under the Restated Credit Agreement.

RBS Business Capital Commitment Letter

On January 14, 2010, RBS Business Capital, a division of Citizens Financial Group (“RBS”), provided a commitment letter to the Company (the “Commitment Letter”), to which the Company agreed, wherein RBS offered its commitment to provide the Company a $35,000,000 senior secured asset based revolving credit facility by February 12, 2010, provided that all conditions to closing are resolved to the satisfaction of RBS’s legal counsel.

Demand Letter

On January 15, 2010, the Company received a demand letter from the Agent in connection with the Restated Credit Agreement (the “Demand Letter”).  In the Demand Letter, the Agent claimed that the Company had (i) failed to satisfy and comply with the financial covenants set forth in Section 6.09 of the Restated Credit Agreement, and (ii) failed to pay interest and expenses when due as set forth in Section 7(b) of the Restated Credit Agreement.  The Company believes that it has timely made all interest payments required to be made to the Lenders under the Restated Credit Agreement.  The Agent declared the outstanding principal, unpaid interest and unpaid fees in the aggregate amount of $15,913,543.16 immediately due and payable in full.  The Agent demanded payment of such amount by January 22, 2010.  The Agent also terminated the Lender’s commitment to lend additional funds to the Company under the Restated Credit Agreement and increased the interest rate on the outstanding principal to the default rate set under Section 2.13(c) of the Restated Credit Agreement.

Forbearance Agreement

On January 22, 2010, the Company entered into a Forbearance and Amendment Number Two to the Restated Credit Agreement with the Lenders (the “Forbearance Agreement”).  Under the Forbearance Agreement, the Lenders agreed to forbear until February 18, 2010 from exercising their respective rights and remedies under the Restated Credit Agreement and delay the date by which the Company must pay the Lenders the amount declared due and payable under the Demand Letter.  The Lenders can elect to terminate the Forbearance Agreement at any time if the Company defaults on additional provisions of the Restated Credit Agreement or if the Company breaches the Forbearance Agreement.

Under the Forbearance Agreement, the Company is required to make payments on the outstanding principal owed under Restated Credit Agreement pursuant to the following schedule: (i) $1,500,000 on January 22, 2010; (ii) $3,500,000 on or before January 29, 2010; and (iii) $500,000 commencing February 5, 2010 and continuing on each Friday through the term of the Forbearance Agreement.  The Company was also required to pay a forbearance fee of $62,500 and all of the fees and expenses incurred by the Lenders.  The Forbearance Agreement also reaffirms the Lenders’ termination of their commitment to lend additional funds to the Company under the Restated Credit Agreement and increase of the interest rate on the outstanding principal to the default rate set under Section 2.13(c) of the Restated Credit Agreement.

The Company is also required by the Forbearance Agreement to move forward and obtain the $35,000,000 senior secured asset based revolving credit facility from RBS by February 18, 2010 on the terms described in the Commitment Letter.  Pursuant to the Forbearance Agreement, the Company cannot allow the “Availability Not Borrowed,” as such term is used in the Forbearance Agreement, to fall below $9,000,000.  The Forbearance Agreement also obligates the Company to provide certain financial reports to the Agent within certain prescribed time periods and it amends the terms of the Restated Credit Agreement.

The Forbearance Agreement also requires the Company to release and waive all claims the Company may have had against the Lenders and waive any and all defenses it had to payment of the amounts owed under the Restated Credit Agreement.  The Company acknowledged that it owed outstanding principal, unpaid current interest and unpaid fees in the amount of $15,930,402.95 under the Restated Credit Agreement as of January 20, 2010.

The Company is actively working with RBS to obtain the $35,000,000 senior secured asset based revolving credit facility by February 18, 2010.  The Company can provide no assurance that it will be able to successfully obtain the $35,000,000 senior secured asset based revolving credit facility from RBS by February 18, 2010 on the terms contained in the Commitment Letter.  Nor can the Company provide any assurances that it will be able to comply with all of the terms of the Forbearance Agreement.  If the Company is not successful in obtaining the $35,000,000 senior secured asset based revolving credit facility from RBS by February 18, 2010 on the terms contained in the Commitment Letter or if the Company is unable to comply with the terms of the Forbearance Agreement, the Lenders would be able to demand payment in full of all outstanding principal, unpaid interest and unpaid fees owed by the Company under the Restated Credit Agreement.  The Company currently does not have sufficient liquidity to satisfy such payment demand, were it to occur.  In such event, the Lenders could commence foreclosure on some or all of the Company’s assets that serve as collateral for the debt owed the Lenders, or exercise other rights and remedies given to them under the Restated Credit Agreement.  Substantially all of the Company’s assets, tangible and intangible, serve as collateral for the debt that is owed to the Lenders.  In that event, the Company would likely be compelled to seek protection under Chapter 11 of the United States Bankruptcy Code.  If this were to occur, it could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company’s press release is attached as Exhibit 99.1 to this Form 8-K. The Company anticipates that it will file the Demand Letter and Forbearance Agreement with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Item 9.01.         Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
99.1	Press Release, dated January 22, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	January 22, 2010	ULTRALIFE CORPORATION

/s/ Philip A. Fain
Philip A. Fain
Chief Financial Officer & Treasurer